Exhibit 1.5

chinadotcom Software Unit Appoints Multiple Value-Added Resellers in China

HONG KONG October 09, 2002 chinadotcom corporation [NASDAQ: CHINA; Website: www.corp.china.com], a leading integrated enterprise solutions company in Asia, today announced the appointment of multiple Value-Added Resellers (VAR) of its software products with local enterprises in Mainland China.

The VAR in China include:
•	Audacee Digital (Beijing) Inc., a management solution provider focusing on CRM, ERP, Financial and HR system implementation and consulting
•	COA Science & Technology Co. Ltd., a professional management consulting company, providing ERP and HR system implementation and consulting
•	EXPAT-CFO Service Ltd., Co., a professional finance outsourcing company providing operational finance, financial due diligence and turnaround support to foreign companies operating in China
•	LehmanBrown, a China-focused accounting and business advisory firm combining international expertise with China knowledge
•	Ningbo Longtime, a Chinese system integrator focusing on software solutions to media and small sized enterprises
•	Wuxi Alligrow Software Engineering Co., Ltd., a company with good relationship with local government and providing IT solutions and services for local and foreign enterprises
•	Xi’an Boke, an experienced HR solution provider in Xi’an
•	Zhongshan Mo Tian, a Chinese system integrator and focuses on software solutions to media and small enterprises

These companies will resell and recommend chinadotcom’s self developed software products to their clients. Such products include PowerBooks (an integrated Management Information System in Financial Accounting), PowerHRP (Human Resources Payroll management), PowerATS (Attendance Tracking System), PowerPay+ and Power-e-HR.

Alsen Hsien, Head of chinadotcom’s Shanghai Software Development Center, said, “We are pleased to develop a close relationship with these quality Value-Added Resellers. We see great demand for back-end system implementation for enterprises in China, as they need to post tangible operating efficiency improvements in order to increase their competitive edge in the WTO era. By appointing these Value Added Resellers, it should help increase overall sales volume and the market penetration of our self-developed IP products.”

“The scalability versus cost equation of the PowerBooks’ software platform gives us a big foot in the door with our customer base,” said Russell Brown, Managing Partner of LehmanBrown. “Some of our clients start with a small operation and expand rapidly. They look for platforms which can grow cost effectively. Through PowerBooks’ many advanced features, we can offer clients a robust platform that has remote access and flexibility. This is particularly important as our clients expand their operations throughout China and Asia.”

“Over time, licenses sold as a result of our VAR appointment should create additional revenue and further leverage in the market without material infrastructure costs,” commented Daniel Widdicombe, Chief Financial Officer of chinadotcom corporation. “We believe the VAR appointment will further extend the fiscal strengths of our software development program which include high margins and recurrent revenues from software implementation and maintenance. We feel this market has potential although we are still in the early stages with regard to its overall financial impact to chinadotcom as a whole.”

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise solutions company offering technology, marketing and media services for companies throughout Greater China and the Asia-Pacific region, the US and the UK. With operations in 10 markets — the companies under chinadotcom group have extensive experience in several industry groups including finance, travel and manufacturing, and in key business areas, including e-business strategy, packaged software implementation, precision marketing, and supply chain management. chinadotcom leverages this expertise with alliances and partnerships to help drive innovative client solutions.

For more information about chinadotcom corporation, please visit www.corp.china.com

Safe Harbor Statement

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the United States Securities and Exchange Commission, including the Annual Report for the year ended December 31, 2001 on Form 20-F filed in June 11, 2002.

For further information, please contact:

Media Relations

Jane Cheng, Public Relations Manager
Tel:	(852) 2961 2750
Fax:	(852) 2571 0410
e-mail:	jane.cheng@hk.china.com

NOTES TO EDITOR:

chinadotcom operates two Software Development Centers in Shanghai and Beijing and are run by its subsidiaries OpusOne Technologies Ltd. and e2e e-Business Solutions Co. Ltd. respectively. Software products developed by these two centers include:
•	PowerBooks (an integrated Management Information System in Financial Accounting)
•	PowerHRP (Human Resources Payroll management)
•	PowerATS (Attendance Tracking System)
•	PowerPay+
•	Power-e-HR
•	PowerCRM

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